UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CĪON INVESTMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In light of public health and safety precautions related to the COVID-19 pandemic and to support the health and safety of its shareholders and service providers, the 2020 Annual Meeting of Shareholders (the “Meeting”) of CĪON Investment Corporation (the “Company”) will be changed from an in-person meeting to a virtual-only meeting. As previously announced, the Meeting will be held on Thursday, June 25, 2020 at 9:30 a.m. Eastern Time.

Shareholders on April 27, 2020, the record date for the Meeting, will be able to access the Meeting using their individually assigned control number included in the previously distributed proxy materials. Such shareholders will be able to attend the Meeting webcast at www.virtualshareholdermeeting.com/CIC2020 (website will not be active prior to the Meeting). Shareholders will have the same rights and opportunities to participate in the virtual meeting as they would have at an in-person meeting. The virtual meeting website will contain participation instructions.

Whether or not you are planning to attend the Meeting, shareholders are encouraged to vote in advance of the Meeting by one of the methods described in the proxy materials. Shareholders who have previously voted do not need to take any further action.

The proxy card and voting instruction form included with the previously distributed proxy materials will not be updated to reflect the change from an in-person meeting to a virtual-only meeting and may continue to be used to vote shares in connection with the Meeting.

For further information, please refer to the Company’s proxy statement and notice regarding the availability of proxy materials, filed with the Securities and Exchange Commission on April 28, 2020, together with the additional proxy materials filed subsequently, which can be accessed by shareholders as of the record date at www.proxyvote.com.